EXHIBIT 99.1 - PRESS RELEASE DATED JUNE 19, 2003                    NEWS RELEASE


          ONE PRICE CLOTHING ANNOUNCES EXECUTION OF DEFINITIVE AGREEMENT
             FOR STRATEGIC EQUITY INVESTMENT BY SUN CAPITAL PARTNERS

Duncan, SC, June 19, 2003 - One Price Clothing Stores, Inc. (NASDAQ: ONPR), an operator of a national chain of 574 retail specialty stores offering first quality, in-season apparel and accessories for women and children, today announced that it has executed a definitive agreement for an equity investment by an affiliate of Sun Capital Partners, Inc., a Boca Raton, FL-based private investment firm.

Under the agreement, Sun Capital has agreed to purchase newly issued One Price shares for $7.0 million in cash. Following the purchase, Sun Capital will own 85% of One Price's outstanding capital stock. In addition, the Company has reached an agreement in principle with its existing lenders for an increase in its working capital facility from $44.65 million to $54.65 million. Final closing of the Sun Capital acquisition and the enhanced working capital facility is subject to certain conditions, including One Price obtaining concessions from its existing vendors and finalization of documentation reflecting the agreed upon enhancements to the working capital facility. Subject to satisfying these conditions, the transaction is expected to close on or before June 30, 2003.

"We are very excited to announce this transaction in which our new equity partner, Sun Capital, and our existing bank group, have agreed to support the Company provided the Company receives the support of its vendors" said Leonard
M. Snyder, Chairman and Chief Executive Officer. "After a very lengthy exploration and pursuit of many possible available strategic alternatives, we believe this transaction will provide our current shareholders and our creditors with the maximum value attainable given the Company's current financial condition, as well as the current difficult economic realities of the retail industry. Upon closing, One Price will receive a substantial amount of fresh capital, as well as enhanced availability under its working capital facility. Equally important, we will benefit from the active support and hands-on participation of Sun Capital in assisting us to improve existing operations and rolling out our tri-box store development strategy. Sun Capital has an outstanding reputation and history of adding value to its portfolio companies and we anticipate that our partnership will enable us to strengthen our position in the off-price apparel industry and help us to increase shareholder value over the long-term."

"Sun Capital is very enthusiastic about its anticipated investment in One Price Clothing Stores," said M. Steven Liff, principal of Sun Capital Partners, Inc. Liff added, "One Price has a strong brand and serves a growing demographic niche. We believe there are tremendous opportunities to leverage One Price's strong merchandising strategy and distribution capabilities through its existing and new locations, especially its strong performing tri-box locations. With our capital infusion and operational expertise, coupled with Lenny Snyder and his outstanding management team, One Price will be well positioned to reap the benefits of a much healthier capital structure."

One Price Clothing Stores, Inc. currently operates 574 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands. For more information about One Price, visit www.oneprice.com.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts. Sun Capital has invested in approximately 50 companies during the past several years with combined sales in excess of $5 billion. Sun Capital has more than $700 million under management and is making new investments through Sun Capital Partners III, LP, a $500 million fund raised in January 2003. Participating in Sun Capital's fund are leading fund-of-funds investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. For more information about Sun Capital, visit www.SunCapPart.com.

FORWARD LOOKING STATEMENTS - All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words "believes," "anticipates," "expects," "projects," "should," "will," "plans" and similar expressions, should be considered forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The statements may address items such as the anticipated benefits from the support and participation of Sun Capital, future sales, earnings expectations, planned store openings, closings and expansions, future comparable store sales, future product sourcing plans, inventory levels, planned capital expenditures and future cash needs. In addition, the Company may issue additional press releases and other written communications, and representatives of the Company may make oral statements which contain forward-looking information. There are a number of important factors that could cause the Company's actual results in fiscal 2003 and beyond to differ materially from those expressed in such forward-looking statements. These factors include, but are not limited to, changes in the current policies, practices or rules of NASDAQ with respect to continued listing criteria; general economic conditions; fluctuations in interest rates and other economic factors; the military action in Iraq and its effect on consumer spending; consumer preferences; weather patterns; competitive factors; pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store locations on suitable terms; the availability, selection and


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purchasing of attractive merchandise on favorable terms; credit availability, including adequate levels of credit support provided to certain of the Company's vendors by factors and insurance companies; access to additional debt or equity financing; the effect of litigation resulting from the Company's operations; import risks, including potential disruptions and duties, tariffs and quotas on imported merchandise; regulatory matters, including legislation affecting wage rates; and other factors described in the Company's filings with the Securities and Exchange Commission from time to time. In addition, there is no guarantee that the Company will be successful in meeting the closing conditions necessary for the completion of the investment of new equity in the Company or the enhancements to its working capital facility contemplated in this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACTS:

H. Dane Reynolds, Senior Vice President & Chief Financial Officer, or C. Burt Duren, Vice President-Finance & Treasurer, both of One Price Clothing Stores, Inc., phone: 864/433-8888.

M. Steven Liff, Rodger R. Krouse or Marc J. Leder, all of Sun Capital Partners, Inc., phone: 561/394-0550.


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